Exhibit 4.3

HEWLETT-PACKARD COMPANY

OFFICERS’ CERTIFICATE PURSUANT TO

SECTION 301 OF THE INDENTURE

March 12, 2012

We, Paul T. Porrini and John N. McMullen, do hereby certify that we are the duly appointed Vice President, Deputy General Counsel and Assistant Secretary and Senior Vice President and Treasurer, respectively, of Hewlett-Packard Company, a Delaware corporation (the “Company”).  We further certify, pursuant to the consent of the Debt Subcommittee of the Board of Directors of the Company adopted as of March 7, 2012 (a copy of which is attached hereto as Exhibit A), that pursuant to Section 301 of the Indenture, dated as of June 1, 2000 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Trust Company, N.A ., the successor to J.P. Morgan Trust Company, National Association, the successor to Chase Manhattan Bank and Trust Company, National Association), as trustee, two series of debt securities of the Company are hereby established, with the following terms and provisions:

1.             The titles of such series of Securities shall be the “2.600% Global Notes due September 15, 2017” (the “2017 Global Notes”), and the “4.050% Global Notes due September 15, 2022” (the “2022 Global Notes” together with the 2017 Global Notes, collectively, the “Global Notes”) (copies of which are attached hereto as Exhibits B-1 and B-2, respectively).

2.             The aggregate principal amount of the Global Notes that may be authenticated and delivered under the Indenture shall be $1,500,000,000 aggregate principal amount of the 2017 Global Notes and $500,000,000 aggregate principal amount of the 2022 Global Notes (except for Global Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Global Notes pursuant to Sections 304, 305, 306, 906 and 1107 of the Indenture, and except for any Global Notes which, pursuant to Section 303 of the Indenture, shall be deemed never to have been authenticated and delivered thereunder).

3.             The prices at which the Global Notes shall be issued to the public are: 99.985% for the 2017 Global Notes; and 99.771% for the 2022 Global Notes.

4.             Interest on the Global Notes shall be payable to the Persons in whose names the Global Notes (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest.

5.             The Stated Maturity of the 2017 Global Notes on which the principal thereof is due and payable is September 15, 2017 (if such date is not a Business Day, payment of principal, premium, if any, and interest for the Securities will be paid on the next Business Day; provided, however, that no interest on that payment will accrue from and after September 15, 2017).  The Stated Maturity of the 2022 Global Notes on which the principal thereof is due and payable is

September 15, 2022 (if such date is not a Business Day, payment of principal, premium, if any, and interest for the Securities will be paid on the next Business Day; provided, however, that no interest on that payment will accrue from and after September 15, 2022).

6.             The 2017 Global Notes will bear interest at the rate of 2.600% per year. Interest on the 2017 Global Notes will be paid semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2012, to the holders of record of the 2017 Global Notes at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date. Interest on the 2017 Global Notes will accrue from and including March 12, 2012, to but excluding the first Interest Payment Date and then from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date or Maturity date, as the case may be. Interest on the 2017 Global Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If an Interest Payment Date on the 2017 Global Notes falls on a date that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day.

7.             The 2022 Global Notes will bear interest at the rate of 4.050% per year. We will make interest payments on the 2022 Global Notes semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2012, to the holders of record of the 2022 Global Notes at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date. Interest on the 2022 Global Notes will accrue from and including March 12, 2012, to but excluding the first Interest Payment Date and then from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date or Maturity date, as the case may be. Interest on the 2022 Global Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If an Interest Payment Date on the 2022 Global Notes falls on a date that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day.

8.             The Global Notes shall be issued in the form of one or more Global Securities (the “Global Securities”).  So long as the Global Notes shall be issued in whole in the form of the Global Securities, the principal of, premium, if any, and interest, if any, on the Global Notes shall be paid in immediately available funds to the Depositary or a nominee of the Depositary.  If at any time the Global Notes are no longer represented by the Global Securities and are issued in definitive form (“Certificated Securities”), then the principal of, premium, if any, and interest, if any, on each Certificated Security at Maturity shall be paid to the Holder upon surrender of such Certificated Security at the office or agency maintained by the Company in the Borough of Manhattan, The City of New York (which shall initially be the office of The Bank of New York, an affiliate of The Bank of New York Mellon Trust Company, N.A., the Trustee), provided that such Certificated Security is surrendered to the Trustee, acting as Paying Agent, in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures.  Payments of interest with respect to Certificated Securities other than at Maturity may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears on the Security Register on the relevant Regular or Special Record Date or by wire transfer in same day funds to such account as

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may have been appropriately designated to the Paying Agent by such Person in writing not later than such relevant Regular or Special Record Date.  Each payment of principal, premium, if any, and interest, if any, shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Transfer of the Global Notes shall be registrable on the Securities Register upon the surrender of the Global Notes for registration of transfer at the office or agency maintained by the Company in the Borough of Manhattan, The City of New York (which shall initially be the office of The Bank of New York, an affiliate of The Bank of New York Mellon Trust Company, N.A., the Trustee).

9.             The Global Notes are subject to redemption at the option of the Company.

10.          The Company will have the right to redeem the Global Notes, in whole or in part, on at least 30 days’ but no more than 60 days’ prior written notice mailed to the registered holders of the Global Notes to be redeemed.  The redemption price will be equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum, as determined by the Company based on the Reference Treasury Dealer Quotations, of the present value of the principal amount of the Securities to be redeemed and the remaining scheduled payments of interest thereon from the Redemption Date to the Maturity Date (the “Remaining Life”) (not including any portion of such payments of interest accrued as of the Redemption Date) discounted from the scheduled payment dates to the Redemption Date on a semi-annual basis at the Treasury Rate plus 30 basis points in the case of the 2017 Global Notes and 35 basis points in the case of the 2022 Global Notes, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

If money sufficient to pay the redemption price of and accrued interest on the Global Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on the Global Notes (or such portion thereof) called for redemption and such Global Notes will cease to be outstanding.  If any redemption date is not a Business Day, the Company will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

If fewer than all of the Global Notes in one series are to be redeemed, the Trustee will select the Global Notes in that series for redemption on a pro rata basis, by lot or by such other method as the Trustee deems appropriate and fair.  No Global Notes of $1,000 or less will be redeemed in part.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of three Reference Treasury Dealer Quotations for such redemption date.

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“Reference Treasury Dealer” means each of BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a Primary Treasury Dealer), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by each Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date; provided that if three such quotations cannot reasonably be obtained by the Company, but if two such quotations are obtained, then the average of the two quotations shall be used, and if only one such quotation can reasonably be obtained by the Company, then one quotation shall be used.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

11.          The Global Notes are not subject to any sinking fund or analogous provisions.

12.          The Global Notes shall be issuable only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

13.          Except as otherwise provided herein, the amount of payments of principal of, or any premium or interest on the Global Notes may not be determined with reference to an index, formula or other method.

14.          The Global Notes may be purchased only in currency of the United States and payment of principal of, premium, if any, and interest on the Global Notes will only be made in currency of the United States.

15.          The payment of principal of, premium, if any, or interest on the Global Notes will not be payable at the option of the Company or the Holder in any currency or currency units other than in the currency of the United States.

16.          One hundred percent (100%) of the principal amount of all or any series of the Global Notes will be payable upon declaration of acceleration of the Maturity of such series of the Global Notes pursuant to Section 502 of the Indenture.

17.          The aggregate principal amount payable at Stated Maturity of the 2017 Global Notes is $1,500,000,000 and of the 2022 Global Notes is $500,000,000.

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18.          The defeasance and covenant defeasance provisions of Article Thirteen of the Indenture will apply to each series of the Global Notes.

19.          The Global Notes may not be converted into other securities or property.

20.          The Depositary for the Global Notes shall be The Depository Trust Company, a New York Corporation (“DTC”).  The Global Notes will be represented by one or more Global Securities registered in the name of DTC or Cede & Co., as a nominee of DTC.  Except as set forth in Section 305 of the Indenture, such Global Securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC.

21.          There are no Events of Default with respect to the Global Notes that are in addition to the Events of Default contained in the Indenture.

22.          The Global Notes are not subject to any guarantee with respect to the payments of principal, premium, if any, or interest.

23.          The Global Notes are unsecured.

24.          Sections 1008 and 1009 of the Indenture will apply to the Global Notes without variation.

In rendering this Officers’ Certificate, each of undersigned has read the Indenture, including Sections 102, 201, 301 and 303 thereof, and has made such examinations and investigations which, in his or her opinion, are necessary to enable such person to express an informed opinion as to whether all covenants and conditions required under the Indenture to be complied with or satisfied in connection with the Trustee’s authentication and delivery of the Global Notes, have been complied with or satisfied, and, in such person’s opinion, all such covenants and conditions have been complied with and satisfied.

Attached hereto as Exhibits B-1 and B-2 are the forms of Global Security for the Global Notes.  We further approve all of the terms and conditions set forth on or referred to in the attached form of Global Security.  In the event that Certificated Securities are issued in exchange for a Global Security, the form of certificate evidencing the Certificated Security shall be in substantially the form of Global Security, with such grammatical and other changes as are necessary to evidence the Certificated Securities in definitive form rather than as Global Securities.

Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

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IN WITNESS WHEREOF, the undersigned have executed this certificate as of the date first written above.

HEWLETT-PACKARD COMPANY

By:	/s/ Paul T. Porrini
Paul T. Porrini
Vice President, Deputy General Counsel and Assistant Secretary

By:	/s/ John N. McMullen
John N. McMullen
Senior Vice President and Treasurer

[Signature Page to the Officers’ Certificate Pursuant to Section 301 of the Indenture]

EXHIBIT A

Consent of the Debt Subcommittee of the

Board of Directors on March 7, 2012

EXHIBIT B-1

Form of 2.600% Global Note due September 15, 2017

EXHIBIT B-2

Form of 4.050% Global Note due September 15, 2022